Exhibit 11.1

                      AMERICAN MOBILE SATELLITE CORPORATION
                      -------------------------------------
                    COMPUTATIONS OF EARNING PER COMMON SHARE
                    ----------------------------------------
                    (in thousands, except per share amounts)

                                                                             Three Months Ended March 31,
                                                                             ----------------------------
                                                                             1996                    1995
                                                                             ----                    ----
PRIMARY CALCULATION
- - -------------------
Net Loss                                                                 $(29,877)                $(6,329)
                                                                         =========                ========
Net Loss per common share                                                  $(1.20)                  $(.26)
                                                                         =========                ========
Weighted-average common shares outstanding                                 24,995                  24,808
                                                                         =========                ========
FULLY DILUTED CALCULATION
- - -------------------------
Net Loss (1)                                                             $(27,968)                $(6,329)
                                                                         =========                ========
Net Loss per common share                                                  $(1.04)                  $(.25)
                                                                         =========                ========
Weighted-average common shares outstanding  (2)                            26,886                  24,839
                                                                         =========                ========

(1)  Calculated as follows:                                                  Three Months Ended March 31,
                                                                             ----------------------------
                                                                            1996                      1995
                                                                            ----                      ----
Primary net loss                                                        $(29,877)                  $(6,329)
Amortization of debt discount                                                995                        --
Interest on convertible debt                                                 914                        --
                                                                        ---------                  --------
                                                                        $(27,968)                  $(6,329)
                                                                        =========                  ========
(2)  Calculated as follows:

Historical weighted average number of shares outstanding                  25,155                    24,808
Assumed exercise of stock options                                             86                        31
Assumed exercise of stock purchase warrants                                  100                        --
Assumed conversion of convertible short-term borrowings                    1,545                        --
                                                                          -------                  --------
                                                                          26,886                    24,839
                                                                         ========                  ========